AMENDMENT TO MEMORANDUM OF UNDERSTANDING

This Amendment to Memorandum of Understanding (this “Amendment”) is effective as of December 31, 2005, by and between PDI Inc., a Delaware corporation (“PDI”) and Brian Boyle (“Mr. Boyle” and, together with PDI, the “Parties”).

RECITALS:

WHEREAS, the Parties entered into that certain Memorandum of Understanding, dated as of September 23, 2005 (the “MOU”); and

WHEREAS, the Parties now desire to amend and modify certain terms and conditions of the MOU as set forth herein.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Parties agree as follows:
1.   The Parties currently anticipate that Mr. Boyle’s last day of employment with PDI shall be on or about March 31, 2006. However, at PDI’s option, PDI may shorten or extend Mr. Boyle’s employment with PDI by a period of up to approximately one month as business needs necessitate. The last day of Mr. Boyle’s employment with PDI shall be referred to in this Amendment as the “Last Day of Employment”.

2. Mr. Boyle shall be entitled to his base compensation through the Last Day of Employment.

3.	Mr. Boyle shall be entitled to continued participation in PDI’s employee benefits, vacation (bank of days), automobile expense and expense reimbursement programs through the Last Day of Employment.

4.	Mr. Boyle shall not be entitled to any incentive compensation in 2006.

5.	The lump sump payments payable to Mr. Boyle pursuant to Sections 4 and 5 of the MOU shall be payable no later than January 15, 2006.

6.	Accrued but unused bank of days, if any, will be reconciled as of the Last Day of Employment. Mr. Boyle shall be entitled to carry over all accrued but unused bank of days from 2005 into 2006.

7.	In connection with Section 7 of the MOU, the commencement date for PDI paid COBRA benefits shall be the day following the Last Day of Employment.

8.
PDI shall continue to maintain reasonable and adequate directors and officers’ liability insurance through the Last Day of Employment covering Mr. Boyle on the same terms as all other directors and officers of PDI.

9.
All of Mr. Boyle’s outstanding equity/option grants, including without limitation the March 29, 2005 SARs grant, shall immediately vest upon the termination of Mr. Boyle’s employment with PDI. Notwithstanding anything to the contrary in any of the relevant plan documents or grant agreements, Mr. Boyle shall retain the right to exercise all vested option and SAR shares for a period of nine months following the Last Day of Employment; provided, however, if the Last Day of Employment is after March 31, 2006, Mr. Boyle’s right to exercise all vested option and SAR shares shall expire at 4:00 p.m. Eastern Time on December 31, 2006.

10.
PDI shall reimburse Mr. Boyle for reasonable attorneys’ fees incurred with respect to this Amendment (not to exceed $1,000) within thirty (30) days following presentment, review and approval of a statement of services.

11.
The parties hereby ratify and reaffirm each and every term and condition set forth in the MOU, as amended hereby. Except as expressly set forth herein, all other terms and provisions of the MOU shall remain in full force and effect without modification or change.

12.
This Amendment may by executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document. Delivery of a facsimile signature page shall be deemed to be delivery of a manually executed original signature page.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed either personally (in the case of Mr. Boyle) or by their duly authorized officer (in the case of PDI).

PDI, INC. By: ______________________ Name: Title:	Mr. Brian Boyle By: ______________________ Brian Boyle